Filed pursuant to Rule 424(b)(3)

Registration No. 333-274482

PROSPECTUS

NanoVibronix, Inc.

8,956,955 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 8,956,955 shares of our common stock, par value $0.001 per share. These 8,956,955 shares of common stock consist of:

●	180,000 shares of common stock (the “PIPE Shares”) that were issued pursuant to the securities purchase agreement, dated as of August 30, 2023, by and among us and the purchaser named therein (the “Purchase Agreement”);

●	2,726,977 shares of common stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) that were issued pursuant to the Purchase Agreement;

● ●

2,906,977 shares of common stock (the “A-1 Warrant Shares”) issuable upon exercise of the of A-1 Warrants (the “A-1 Warrants”) that were issued pursuant to the Purchase Agreement;

2,906,977 shares of common stock (the “A-2 Warrant Shares”) issuable upon exercise of the A-2 Warrants (the “A-2 Warrants”) that were issued pursuant to the Purchase Agreement;

●	218,023 shares of common stock (the “2023 Wainwright Warrant Shares”) issuable upon exercise of warrants (the “2023 Wainwright Warrants”) that were issued to H.C. Wainwright & Co., LLC (“Wainwright”) or its designees as part of Wainwright’s compensation for serving as exclusive placement agent in connection with the Purchase Agreement; and

●	18,001 shares of common stock (the “2022 Wainwright Warrant Shares”) issuable upon exercise of warrants (the “2022 Wainwright Warrants”) that were issued to Wainwright or its designees as part of Wainwright’s compensation for serving as exclusive placement agent in connection with a securities purchase agreement, dated as of November 29, 2022, by and among us and the purchasers named therein.

The PIPE Shares, the Pre-Funded Warrants, the A-1 Warrants, the A-2 Warrants, the 2023 Wainwright Warrants and the 2022 Wainwright Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, as applicable. We are registering the resale of the PIPE Shares, Pre-Funded Warrant Shares, the A-1 Warrant Shares, the A-2 Warrant Shares, the 2023 Wainwright Warrant Shares and the 2022 Wainwright Warrant Shares.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the Pre-Funded Warrants, the A-1 Warrants, the A-2 Warrants, the 2023 Wainwright Warrants, and the 2022 Wainwright Warrants if such securities are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes including funding of our development programs, commercial planning and sales and marketing expenses, potential strategic acquisitions, general and administrative expenses and working capital.

Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of our common stock.

Our common stock is traded on The Nasdaq Capital Market under the symbol “NAOV.” On September 20, 2023, the closing sale price of our common stock on The Nasdaq Capital Market was $2.60 per share.

Investment in our common stock involves risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 21, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 4 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “NanoVibronix,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to NanoVibronix, Inc. and its subsidiaries.

Overview

We are a medical device company focusing on noninvasive biological response-activating devices that target wound healing and pain therapy and can be administered at home, without the assistance of medical professionals. Our primary products, which are in various stages of clinical and market development, currently consist of:

●	UroShield™, an ultrasound-based product that is designed to prevent bacterial colonization and biofilm in urinary catheters, increase antibiotic efficacy and decrease pain and discomfort associated with urinary catheter use.

●	PainShield™, a patch-based therapeutic ultrasound technology to treat pain, muscle spasm and joint contractures by delivering a localized ultrasound effect to treat pain and induce soft tissue healing in a targeted area; and

●	WoundShield™, a patch-based therapeutic ultrasound device intended to facilitate tissue regeneration and wound healing by using ultrasound to increase local capillary perfusion and tissue oxygenation.

Each of our PainShield, UroShield, and WoundShield products employs a small, disposable transducer that transmits low frequency, low intensity ultrasound acoustic waves that seek to repair and regenerate tissue, musculoskeletal and vascular structures, and decrease biofilm formation on urinary catheters and associated urinary tract infections. Through their size, effectiveness and ease of use, these products are intended to eliminate the need for technicians and medical personnel to manually administer ultrasound treatment through large transducers, thereby promoting patient independence and enabling more cost-effective home-based care.

PainShield is currently cleared for marketing in the United States by the U.S. Food and Drug Administration although to date there has not been a significant sales and marketing effort. All three of our products have CE Mark approval in the European Union, and a certificate allowing us to sell PainShield, UroShield and WoundShield in Israel. We are able to sell PainShield, UroShield and WoundShield in India and Ecuador based on our CE Mark. We have consummated sales of PainShield and UroShield in the relevant markets, although to date sales have been minimal; WoundShield has not generated significant revenue to date. Outside of the United States we generally apply, through our distributor, for approval in a particular country for a particular product only when we have a distributor in place with respect to such product.

The global wound care device market totaled approximately $20.8 billion in 2022 and it is expected to grow to $27.2 billion by 2027 at a CAGR of 5.4% during 2022-2027 (as reported by Markets and Markets in June 2022).

Nasdaq Minimum Stockholders’ Equity Requirement

On May 23, 2023, we received a letter from the Listing Qualifications Department of Nasdaq indicating that we no longer comply with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on Nasdaq because our stockholders’ equity of approximately $2.2 million as reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2023, is below the required minimum of $2.5 million, and as of May 22, 2023, we did not meet the alternative compliance standards relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

In accordance with Nasdaq Listing Rules, we had 45 calendar days, or until July 7, 2023, to submit a plan to regain compliance. On July 7, 2023 we submitted our plan to regain compliance with the Nasdaq minimum stockholders’ equity standard. On July 19, 2023, the staff of the Listing Qualifications Department of Nasdaq granted our request for continued listing pursuant to an extension through November 20, 2023, to evidence compliance with the minimum stockholders’ equity requirement, conditioned upon achievement of certain milestones included in the plan of compliance previously submitted to Nasdaq. However, there can be no assurance we will be able to regain compliance. If we do not regain compliance by the end of the extension granted by Nasdaq, or we fail to satisfy another Nasdaq requirement for continued listing, Nasdaq staff could provide notice that our common stock will become subject to delisting. In such event, Nasdaq rules permit us to appeal the decision to reject its proposed compliance plan or any delisting determination to a Nasdaq Hearings Panel. Accordingly, there can be no guarantee that we will be able to maintain our Nasdaq listing.

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CMS Reimbursement for PainShield Transducer and Supplies

In addition to the need to obtain regulatory approvals, we anticipate that sales volumes and prices of our UroShield and PainShield products will depend in large part on the availability of insurance coverage and reimbursement from third party payers. Third party payers include governmental programs such as Medicare and Medicaid in the United States, private insurance plans and workers’ compensation plans. We do not currently have reimbursement codes for use of WoundShield in any of the markets in which we have regulatory authority to sell WoundShield. Of the markets in which we have regulatory authority to sell PainShield, prior to January 2020, we only had reimbursement codes in the United States (i.e., CPT codes) for clinical use only. Effective as of January 2020, the U.S. Centers for Medicare and Medicaid Services (“CMS”) approved our PainShield product for reimbursement for Medicare beneficiaries on a national basis, but CMS did not approve PainShield supplies for reimbursement. We conducted additional longevity testing by an independent laboratory and launching a direct-to-consumer rental program for PainShield™, as we were denied reimbursement in September 2022 due to a lack of “life-cycle” testing. In 2023, we provided CMS with additional data. In August 2023, CMS announced the publication of its Healthcare Common Procedure Coding System Application Summaries, Coding Decisions and Benefit Category & Payment Determinations for the first bi-annual 2023 Non-Drug and Non-Biological Items and Services. As part of its determination, CMS concluded that PainShield does not fall within a Durable Medical Equipment, Prosthetics, Orthotics and Supplies benefit category and therefore is not reimbursable under Medicare and Medicaid at this time. We plan to resubmit an application for additional review and continue to work with our legal and technical teams to weigh our options, as we believe it will be difficult to achieve market success if PainShield supplies are not eligible for reimbursement. PainShield currently is subject to reimbursement under certain workers’ compensation plans and Veterans Administration facilities.

August 2023 PIPE

On August 30, 2023, we entered into the Purchase Agreement with an institutional investor for the issuance and sale in a private placement (the “Private Placement”) of 180,000 PIPE Shares, Pre-Funded Warrants to purchase up to 2,726,977 shares of common stock, with an exercise price of $0.0001 per share, A-1 Warrants to purchase up to 2,906,977 shares of common stock, with an exercise price of $1.47 per share, and A-2 Warrants to purchase up to 2,906,977 shares of common stock with an exercise price of $1.47 per share. The A-1 Warrants are exercisable immediately upon issuance and have a termination date of March 1, 2029. The A-2 Warrants are exercisable immediately upon issuance and have a termination date of October 1, 2024. The combined purchase price for one PIPE Share and the accompanying Warrants was $1.72, and the combined purchase price for one Pre-Funded Warrant and the accompanying Warrants was $1.7199.

A holder of the Pre-Funded Warrants, the A-1 Warrants, and the A-2 Warrants may not exercise any portion of such holder’s Pre-Funded Warrants, the A-1 Warrants, or the A-2 Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the us, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise.

In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of August 30, 2023, with the investor, pursuant to which we agreed to prepare and file a registration statement with the SEC registering the resale of the PIPE Shares and the shares of common stock underlying the Pre-Funded Warrants, the A-1 Warrants and the A-2 Warrants no later than 15 days after the date of the Registration Rights Agreement, and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no 45 days following the date of the Registration Rights Agreement (or 75 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

Wainwright served as the exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of July 5, 2023, as amended, between us and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, we issued to Wainwright or its designees the 2023 Wainwright Warrants to purchase up to an aggregate of 218,023 shares of common stock at an exercise price equal to $2.15 per share. The Wainwright Warrants are exercisable immediately upon issuance and have a termination date of March 1, 2029.

November 2022 Offering

On November 29, 2022, we entered into a securities purchase agreement with certain institutional investors, pursuant to which we sold to the purchasers in a registered direct offering 240,000 shares of our common stock. In connection with this offering, on December 1, 2022, we issued to Wainwright or its designees as partial compensation, the 2022 Wainwright Warrants to purchase up to an aggregate of 18,001 shares of common stock at an exercise price of $12.50 per share, pursuant to an engagement letter, dated October 6, 2022, between us and Wainwright. The 2022 Wainwright Warrants expire on November 29, 2027.

Corporate information

We were organized in the State of Delaware on October 20, 2003. Our principal executive offices are located at 525 Executive Boulevard, Elmsford, New York 10523. Our telephone number is (914) 233-3004. Our website address is www.nanovibronix.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

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THE OFFERING

Common Stock to be Offered by the Selling Stockholders	Up to 8,956,955 shares of our common stock, which are comprised of (i) 180,000 PIPE Shares, (ii) 2,726,977 Pre-Funded Warrant Shares (iii) 2,906,977 A-1 Warrant Shares, (iv) 2,906,977 A-2 Warrant Shares (v) 218,023 2023 Wainwright Warrant Shares and (iv) 18,001 2022 Wainwright Warrant Shares.

Use of Proceeds	All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Pre-Funded Warrants, the A-1 Warrants, the A-2 Warrants, the 2023 Wainwright Warrants and the 2022 Wainwright Warrants if such warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes, including funding of our development programs, commercial planning and sales and marketing expenses, potential strategic acquisitions, general and administrative expenses and working capital. See “Use of Proceeds” beginning on page 6 of this prospectus for additional information.

Registration Rights

Under the terms of the Registration Rights Agreement, we agreed to file this registration statement with respect to the registration of the resale by the selling stockholders of the PIPE Shares, the Pre-Funded Warrant Shares, the A-1 Warrant Shares and the A-2 Warrant Shares, as applicable, by the 15th calendar day following the date of the Registration Rights Agreement, and to use best efforts to have the registration statement declared effective as promptly as practical, and in any event, no later than the 45th calendar day following the date of the Registration Rights Agreement or in the event of a full review by the SEC, 75 days. In addition, we agreed that, upon the registration statement being declared effective under the Securities Act of 1933, as amended (the “Securities Act”), we will use our best efforts to maintain the effectiveness of the registration statement until the date that (i) the selling stockholders have sold all of the shares of common stock issuable under the Registration Rights Agreement or (ii) such shares may be resold by the selling stockholders pursuant to Rule 144 of the Securities Act, without the requirement for us to be in compliance with the current public information required under such rule and without volume or manner-of-sale restriction.

See “Selling Stockholders” on page 6 of this prospectus for additional information.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 8 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “NAOV.”

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 4 of this prospectus and the documents incorporated by reference in this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

The sale of a substantial amount of our shares in the public market could adversely affect the prevailing market price of our securities.

We are registering for resale up to 8,956,955 shares of our common stock held by the selling stockholders, which is a significant number of shares compared to the current number of total shares of common stock issued and outstanding. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares of our common stock in the public markets. Furthermore, in the future, we may issue additional shares of our common stock or other equity or debt securities convertible into shares of our common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause the market price of our securities to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our history of losses and expectation of continued losses.

●	Global economic and political instability and conflicts, such as the conflict between Russia and Ukraine, could adversely affect our business, financial condition or results of operations.

●	Increasing inflation could adversely affect our business, financial condition, results of operations or cash flows.

●	The geographic, social and economic impact of COVID-19 on the Company’s business operations.

●	Our ability to raise funding for, and the timing of, clinical studies and eventual U.S. Food and Drug Administration (“FDA”) approval of our product candidates.

●	Regulatory actions that could adversely affect the price of or demand for our approved products.

●	Market acceptance of existing and new products.

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●	Favorable or unfavorable decisions about our products from government regulators, insurance companies or other third-party payers (including CMS).

●	Risks of product liability acclaims and the availability of insurance.

●	Our ability to generate internal growth.

●	Risks related to computer system failures and cyber-attacks.

●	Our ability to obtain regulatory approval in foreign jurisdictions.

●	Uncertainty regarding the success of our clinical trials for our products in development.

●	Risks related to our operations in Israel, including political, economic and military instability.

●	The price of our securities is volatile with limited trading volume.

●	Our ability to regain compliance with the continued listing requirements of Nasdaq and the risk that our common stock will be delisted if we cannot do so.

●	Our ability to maintain effective internal control over financial reporting and to remedy identified material weaknesses.

●	We are a “smaller reporting company” and have reduced disclosure obligations that may make our stock less attractive to investors.

●	Our intellectual property portfolio and our ability to protect our intellectual property rights.

●	Our ability to recruit and retain qualified regulatory and research and development personnel.

●	Unforeseen changes in healthcare reimbursement for any of our approved products.

●	The adoption of health policy changes and health care reform.

●	Lack of financial resources to adequately support our operations.

●	Difficulties in maintaining commercial scale manufacturing capacity and capability.

●	Changes in our relationship with key collaborators.

●	Changes in the market valuation or earnings of our competitors or companies viewed as similar to us.

●	Our failure to comply with regulatory guidelines.

●	Uncertainty in industry demand and patient wellness behavior.

●	General economic conditions and market conditions in the medical device industry.

●	Future sales of large blocks of our common stock, which may adversely impact our stock price.

●	Depth of the trading market in our common stock.

You should read this prospectus and any related free-writing prospectus and the documents incorporated by reference in this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. The forward-looking statements contained or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, will receive proceeds from the exercise of the Pre-Funded Warrants, the A-1 Warrants, the A-2 Warrants, the 2023 Wainwright Warrants and the 2022 Wainwright Warrants if such warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes, including funding of our development programs, commercial planning and sales and marketing expenses, potential strategic acquisitions, general and administrative expenses and working capital.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the warrants, as applicable. For additional information regarding the issuances of those shares of common stock and the warrants, see “August 2023 PIPE” and “November 2022 Offering” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as described below under “Relationships with the Selling Stockholders,” the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholders, based on its ownership of the shares of common stock and warrants, as of September 7, 2023, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the “August 2023 PIPE” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the Pre-Funded Warrants, the A-1 Warrants, the A-2 Warrants, the 2023 Wainwright Warrants and the 2022 Wainwright Warrants, determined as if such outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the A-1 Warrants, the A-2 Warrants, the 2023 Wainwright Warrants and the 2022 Wainwright Warrants, a selling stockholder may not exercise applicable warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of shares of common stock owned prior to offering		Maximum number of shares of common stock to be sold pursuant to this Prospectus		Number of shares of common stock owned after offering	Percentage of common stock owned after offering

Armistice Capital, LLC (1)(3)	8,720,931	(3)	8,720,931	(2)(3)	0	84	%(3)
Michael Vasinkevich (4)	151,350		151,350	(5)	0	*
Noam Rubinstein (4)	91,946	(6)	89,206	(7)	17,598	*
Craig Schwabe (4)	7,966		7,966	(8)	0	*
Charles Worthman (4)	2,360		2,360	(9)	0	*

* Less than 1%

(1)	The shares are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. As of the date of this registration statement, the A-1 Warrants and the A-2 Warrants are subject to a beneficial ownership limitation of 4.99%, and the Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the A-1 Warrants, A-2 Warrants or the Pre-Funded Warrants, as applicable, that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)	The shares that may be sold under this prospectus are comprised of 180,000 PIPE Shares, 2,726,977 Pre-Funded Warrant Shares, 2,906,977 A-1 Warrant Shares, and 2,906,977 A-2 Warrant Shares.

(3)

As of the date of this registration statement, the Master Fund may not (i) exercise the Pre-Funded Warrants to the extent such exercise would cause the Master Fund, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, or (ii) exercise the A-1 Warrants or the A-2 Warrants to the extent such exercise would cause the Master Fund, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99%, or, upon notice to us, 9.99%, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised.

(4)	The selling stockholder was issued compensation warrants as a designee of Wainwright in connection with the Private Placement and a registered direct offering in 2022. Each selling stockholder is affiliated with Wainwright, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. Each selling stockholder may not exercise the 2023 Wainwright Warrants or the 2022 Wainwright Warrants to the extent such exercise would cause each selling stockholder, together with his affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, or, upon notice to us, 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such securities which have not been so exercised. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(5)	Represents (i) 139,807 2023 Wainwright Warrant Shares and (ii) 11,543 2022 Wainwright Warrant Shares.

(6)	Represents (i) 68,678 2023 Wainwright Warrant Shares, (ii) 5,670 2022 Wainwright Warrant Shares and (iii) 17,598 shares of common stock issuable upon exercise of certain warrants issued in 2020.
(7)	Represents (i) 68,678 2023 Wainwright Warrant Shares and (ii) 5,670 2022 Wainwright Warrant Shares.

(8)	Represents (i) 7,358 2023 Wainwright Warrant Shares and (ii) 608 2022 Wainwright Warrant Shares.

(9)	Represents (i) 2,180 2023 Wainwright Warrant Shares and (ii) 180 2022 Wainwright Warrant Shares.

Relationships with the Selling Stockholders

Each of Noam Rubinstein, Craig Schwabe, Michael Vasinkevich, and Charles Worthman, are associated persons of Wainwright, which served as our exclusive placement agent in connection with the Private Placement and the registered direct offering discussed above, for which Wainwright received compensation.

Armistice Capital Master Fund Ltd. purchased securities in the Private Placement.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

EXPERTS

The consolidated financial statements of NanoVibronix, Inc. and its subsidiary as of December 31, 2022, and December 31, 2021, and for each of the two years in the period ended December 31, 2022, included in the Annual Report on Form 10-K for the year ended December 31, 2022, and incorporated in this prospectus by reference, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.nanovibronix.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 17, 2023;

●	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 1, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 11, 2023;

●	Our Current Report on Form 8-K, filed with the SEC on February 8, 2023;

●	Our Current Report on Form 8-K, filed with the SEC on March 3, 2023;

●	Our Current Report on Form 8-K, filed with the SEC on April 19, 2023;

●	Our Current Report on Form 8-K, filed with the SEC on May 25, 2023;

●	Our Current Report on Form 8-K, filed with the SEC on June 21, 2023;

●	Our Current Report on Form 8-K, filed with the SEC on July 20, 2023;

●	Our Current Report on Form 8-K, filed with the SEC on August 23, 2023;

●	Our Current Report on Form 8-K, filed with the SEC on September 1, 2023; and

●	The description of our common stock contained in our Registration Statement on Form 8-A, filed on October 19, 2017 pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in the “Description of Securities” filed as Exhibit 4.15 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 17, 2023, and any amendment or report filed with the SEC for purposes of updating such description.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

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8,956,955 Shares

COMMON STOCK

PROSPECTUS

September 21, 2023